Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-2 and related Prospectus of ISTA Pharmaceuticals, Inc. and to the use of our report dated February 14, 2003, included in and incorporated by reference, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

October 7, 2003